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Twitter acquisition: Tweep FAQ

April 2022

Table of contents

•	What’s happening? (Overview)
•	Process and Timeline
•	The Board
•	Leadership
•	Compensation
○	RSUs
○	Options
○	Restricted Stock
○	ESPP
•	Customers/Advertisers/Business Partners
•	Company culture and benefits
•	Future of Twitter

What’s happening?

•

Twitter has entered into a definitive agreement to be acquired by a private entity affiliated with Elon Musk. The purchase price is $54.20 per share. We expect the transaction to close in 2022, subject to the satisfaction of customary closing conditions. Upon completion of the transaction (or the “closing”), Twitter will become a privately held company.

•

Twitter’s board of directors (the “Board”) undertook a thoughtful, comprehensive, and deliberate process to review the proposal and unanimously determined the transaction was in the best interests of our stockholders.

•

There are still several steps to close. Completion of the transaction is subject to the approval of Twitter stockholders, the receipt of applicable regulatory approvals and the satisfaction of other customary closing conditions.

•

Upon the closing, Twitter equity awards will be cancelled and converted into the right to receive a cash amount of $54.20 (less any applicable exercise price) for each underlying share. The cash amount payable for unvested Twitter equity awards will be payable over the same pre-transaction vesting schedule as the award that was cancelled.

•

The terms of the agreement specifically provide for Tweep annual base salary, bonus opportunities (short/long term incentive (excluding equity) opportunities) and employee benefits so that, in each case, they are no less favorable in the aggregate than the comparable opportunities or benefits, as applicable for at least one year from the closing date.

•

Between now and closing, we generally will operate Twitter in normal course - just like we always have. In general, we do not expect any changes to Tweep compensation programs and benefits. Twitter RSUs and other equity awards will vest as they normally have. Business decisions will continue to be made by Twitter’s leadership.

Process and timeline

Why did Twitter enter into this transaction and how did we decide that this was best for stockholders?

•	The Twitter Board undertook a thoughtful and comprehensive process to review Elon Musk’s proposal, with a deliberate focus on value, certainty, and financing.
•	The Twitter Board considered, among other things, Twitter’s go-forward prospects in the current market as well as other potential value-creating opportunities.
•	The Board believes this transaction, which delivers a substantial cash premium to stockholders, is the best path forward for Twitter’s stockholders.

Why did we announce the transaction when we did?

•	We announced the deal to employees and the public at the same time as we had a legal and fiduciary responsibility as a public company to do so.

How long will it take for this deal to close?

•	We expect the transaction to close in 2022 subject to the satisfaction of customary closing conditions.

What happens if the deal falls through?

•	We are confident that the transaction will close, and that is our focus.
•	If the deal falls through, Twitter will continue to be a publicly traded independent company.

Why did we implement a Shareholder Rights Plan (“poison pill”)?

•

The Board adopted the Shareholder Rights Agreement on April 15, which has been referred to as a “poison pill” in the press. The Board adopted the rights plan to enable all stockholders to realize the full value of their investment in Twitter by reducing the likelihood that any entity, person or group gains control of Twitter through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of shareholders.

Is there a go-shop provision?

•	No. All of these details are laid out in the merger agreement that has been filed with the SEC.

What does it mean to become a privately held company? What are the benefits?

•	Generally, private companies’ shares are not publicly traded or held by a broad group of shareholders.
•	Private companies typically do not have to incur costs related to public reporting and may have more flexibility to operate.
•	Until the transaction closes, it remains business as usual, and we are continuing to operate normally as an independent, publicly traded company.

The Board

What factors did the Board use to evaluate whether this would be in the best interest of stockholders?

•

As mentioned above, the Board undertook a thoughtful and comprehensive process to review the proposal, with a deliberate focus on value, certainty and financing. The Board’s vote to approve the transaction was unanimous.

•	The Board considered the proposal in light of the company’s go-forward prospects and the current market environment, among numerous other considerations.
•	Additional details of the Board’s process will be made available in our future SEC filings.

Did the Board get a fairness opinion? From whom?

•	Yes, Goldman Sachs and JP Morgan each provided a fairness opinion.

Did the Board lose confidence in the business?

•	Absolutely not. The Twitter Board considered the proposal in light of Twitter’s go-forward prospects and the current market environment, among numerous other considerations.
•	This transaction is a great outcome for stockholders and demonstrates the tremendous value of Twitter.

Leadership

What will Twitter’s leadership team look like post-close?

•	It’s too early to speculate on that right now.
•

For now, our team is focused on continuing to operate our business as we have and taking steps to secure the approvals we need to close the transaction and set Twitter up for continued success as a private company.

Will we have a board of directors post-close? Who will hold our new owner accountable?

•

Private companies are operated differently than public companies, but they are also subject to many of the same governance requirements and regulations as a public company. Twitter is incorporated in Delaware, which provides rules that dictate our governance.

Compensation and Equity Awards

Will this announcement impact promotion decisions and related compensation increases?

•	No. Until the deal closes, it is business as usual for Twitter, including with respect to promotion decisions or related comp changes.

What will our compensation program look like without RSUs? How will we stay competitive?

•	Tweeps are the heart of Twitter and will always be essential to our success. We expect our compensation program will reflect that.
•	It is too early to determine the future of our incentive programs as a private company, but we will share more information as soon as it becomes available.
•	We currently expect to continue to offer competitive rewards (regardless of the underlying currency of those rewards) to attract and retain talent.

Will we grant new Twitter equity awards between now and deal close for promotions and role changes?

•

We will continue to grant Twitter equity awards until the transaction closes, as we normally would for promotions and role changes. After the transaction closes, we expect our compensation program will be reviewed and updated to account for the fact that we will operate as a privately-held company. We will share more information when it becomes available.

Existing Twitter Shares and Equity Awards

Will the trading window change as a result of this announcement?

•

No, the trading window will not change. We’re still a public company and we will still report quarterly earnings on the same cadence that we did before, so we expect our calendars generally will be the same. We expect this to be the case until the deal closes.

Should I or can I sell Twitter stock that I own?

•

As long as you are not in possession of any material nonpublic information (MNPI) regarding Twitter, you are free to trade Twitter stock when trading windows are open. You are still bound by all black-out periods and the other terms of our insider trading policy.

What happens to my existing Twitter equity awards if the transaction closes?

•	Unless and until the transaction closes, the terms of your Twitter equity awards will remain the same.
•

Once the transaction closes, then your Twitter equity awards (whether granted under our 2013 Equity Incentive Plan or assumed in an acquisition of your prior employer) will be treated as described below:

RSUs

•

Each vested RSU will be converted into the right to receive the $54.20 purchase price in cash as described below. If RSUs were subject to performance-based vesting, the number of vested RSUs subject to that award will be based on actual achievement.

•

Each unvested RSU will be converted into the right to receive an amount in cash equal to $54.20. This cash amount will vest in installments on the same vesting schedule that applied to the cancelled unvested RSUs it is replacing, subject to continued service through the applicable vesting date. If unvested RSUs were subject to performance-based vesting, the number of RSUs subject to that award will be deemed earned at the target level of achievement.

○

For example, if you have 100 RSUs that vest on November 1, 2022 (assuming the transaction closes before that date), then you will receive a cash amount equal to $5,420, less applicable tax withholding, on November 1, 2022 through payroll.

Options

•	Each vested option will be converted into the right to receive an amount in cash equal to the difference between $54.20 and the option exercise price for each underlying share.
•

Each unvested option will be converted into the right to receive an amount in cash equal to the difference between $54.20 and the option exercise price for each underlying share. This cash amount will vest on the same vesting schedule that applied to those cancelled unvested options it is replacing, subject to continued service through the applicable vesting date.

Restricted Stock Awards

•

Each restricted stock award will be converted into the right to receive $54.20 in cash. This cash amount will vest on the same vesting schedule that applied to the cancelled award it is replacing, subject to continued service through the applicable vesting date.

When will the cash amounts for my Twitter equity awards described be paid?

•	Generally, amounts payable to you for your vested equity awards will be paid to you, less applicable tax withholding, within five business days after the closing of the transaction.
•

Generally, amounts payable to you for your unvested Twitter equity awards will be paid to you, less applicable tax withholding, through payroll on the same vesting schedule that applied to those equity awards before the transaction, subject to your continued service through the applicable vesting date.

•	Please consult with your tax advisor as to the tax consequences to you of these payments.

What happens to cash amounts payable for unvested Twitter equity awards if a Tweep departs before the cash amounts are vested?

•

The cash amounts payable in respect of your unvested Twitter equity awards will only vest and be paid to you if you remain in continuous service with Twitter through the applicable vesting date. If your service with Twitter (or a subsidiary) ends before a portion of such cash amount is vested, you will not receive that portion of the cash amount and it will be forfeited to Twitter.

Do Twitter RSUs have a “change in control” clause that will accelerate vesting if layoffs occur within one year?

•

Generally, no. Unless you are party to a separate agreement with Twitter, your Twitter equity awards (or the cash amounts payable for such equity awards) will not receive accelerated vesting if your employment is involuntarily terminated following the closing of the transaction (known colloquially as a “double trigger”). As is customary in our industry, only a few of our executives and other senior employees currently have a “double trigger” provision.

Do all Tweeps have the same vesting schedule?

•

Generally, Twitter equity awards granted through the annual refresh process or promotion process vest on a quarterly vesting schedule (with vesting dates in February, May, August, and November); however, depending on when a Tweep was hired, their new hire grant may vest outside of those normal dates. The award agreement provided to you upon the grant of your Twitter equity award will contain your applicable vesting schedule.

Will the $54.20 purchase price change with the fluctuation of Twitter’s current stock price or because of inflation?

•	No, the transaction price of $54.20 per share is fixed, including for purposes of future cash payouts for equity awards on the same vesting schedule.

For International Tweeps, as individual RSUs convert into the cash equivalent of $54.20 post-close, will international Tweeps receive this in U.S. dollars through their brokerage account (ex: Schwab) or will it be converted into local currency and deposited into their payroll?

•

Finance and Payroll are working on this now, however, the merger agreement provides that cash amounts paid in respect of unvested Twitter equity awards will be paid in U.S. dollars. We will share more information when it becomes available.

ESPP

What happens with the ESPP (Employee Stock Purchase Program) if the transaction closes?

•

If you are a current ESPP participant, your accumulated ESPP contributions will be used to purchase shares on May 16, 2022, unless you withdraw in advance of the purchase date. There will not be a new offering period beginning on May 16, 2022, and any current ESPP participant who is enrolled in the ESPP offering period that began on May 15, 2021 will cease participating in the ESPP after May 16, 2022.

•

If you are a current ESPP participant who is enrolled in the offering period that began on November 15, 2021, you may continue to participate in the ESPP following May 16, 2022. The final purchase date is scheduled to occur on November 15, 2022, or, if earlier, a date that is at least 10 business days prior to the date on which the transaction closes. Following the final purchase date, the ESPP will then terminate, subject to the closing of the transaction.

•	If you are a current ESPP participant, you may not make any increases to your ESPP contribution rate.
•	Shares received through the exercise of an ESPP purchase right will be converted at the closing of the transaction into the right to receive $54.20 per share in cash.
•	You may opt out of the ESPP at any time through Charles Schwab. If you opt out of the ESPP prior to a purchase date, you will be refunded the accumulated but unused contributions in your ESPP account.

New hires and offers

Will new hires continue to receive RSUs?

•	Yes, we expect we will continue our current practices for new hire grants up until the close.

Are there any changes to the methodology for how new hire grants are converted to shares?

•	No, until the closing of the transaction, we expect we will continue our current equity granting practices.

How will this announcement affect new Tweeps who have signed an offer letter with RSUs, but have not yet joined the company? What should we tell candidates that have equity in their current offer letters?

•

New Tweeps will still be granted their RSUs subject to the terms of their offer letters, however depending on the timeline of closing and their vesting schedule, they may receive equivalent cash payments in respect of those RSUs.

What do we tell candidates if they ask us about this announcement during an interview?

•	Please point them to the press release (Parag Tweeted a link to it) for all of the specific details related to the announcement.
•	You may use this FAQ to answer questions for candidates and use the What’s happening? section of this doc for key messages to third parties.

Customers/Advertisers/Business Partners

Tweeps: *Please see the email from Sarah Personette with an email template to send to clients and partners*

How will this transaction impact business partners? Customers?

•	The service has never been more important to our customers around the world, and the work of our teams is critical.
•	Partners can continue to expect our best-in-class customer service, client solutions, and commitment to brand safety.
•	We cannot speculate on changes Elon Musk may make post closing.
•	While Twitter has signed the deal, there are still more steps to take in order to close, which is expected to be in 2022.
•	For now, there will be no changes as a result of this announcement.
•	Any changes will be communicated as they always have.

Will there be changes to how advertisers potentially leverage Twitter?

•	During the period until closing, Twitter will operate as it always has.
•	Advertisers can continue to turn to Twitter to drive awareness and consideration for their products and services when they want to launch something new or connect with what’s happening.
•	We remain focused on delivering priority solutions in areas such as performance marketing, measurement, shopping, brand strategy, and more.
•	Any changes will be communicated as they always have.

Will there be any changes to our advertising model?

•	Until the transaction closes, it is business as usual for us.
•	We remain committed to our product roadmap that helps businesses Launch something, connect with what’s happening, and help people buy their products or services.
•	We continue to support businesses - big and small - to be able to do this with both our native and paid solutions.
•	Our commitment to our customers remains unchanged.

Will there be any changes to our commitment to brand safety in light of freedom of speech comments?

•	Until the transaction closes, it is business as usual for us, including with respect to our terms of service.
•	Everything we do centers around people.
•	At the core of Twitter, we are an organization focused on how we create a space for all voices to have a chance to participate in the public conversation.
•	For us, we seek to tackle it by focusing on our Policies, Products, and Partnerships.
•	We have no planned changes to our commitment to brand safety and will continue to lead in products that protect, policies that lead, and partnerships that matter.

Company culture and benefits

How will our acquisition impact our IDEA goals, and how can we ensure that Twitter maintains its values and commitment to social responsibility?

•

Twitter is an open service that’s home to a world of diverse people, perspectives, ideas, and information, and our IDEA principles and commitment to social responsibility will continue to be an integral part of our company’s core.

•	Our Tweepforce representation goals remain in place, and we are committed to delivering on our IDEA roadmap during this period.

Benefits/perks

What does the future hold for reimbursements, allowances, and other perks?

•	We do not expect any changes to these programs at the moment.

Are there any changes to parental leave benefits or medical, dental, and vision benefits?

•	We do not expect any changes to these programs at the moment.
•

The agreement provides for Tweep benefits, base salary, and bonus opportunities (short/long term incentives) to continue on a comparable basis for at least one year following the close of the transaction.

Remote work

Will our commitment to flexible/remote work change?

•

We do not expect our policies around remote work to change at this time. A significant portion of our workforce is either fully or partially remote. That is how we have worked the last several years and that is how we currently expect to work going forward during this time.

Contractors and Interns

How will this announcement affect contractors? Will their contracts be cut short upon close?

•	We do not expect any changes to our contingent workforce at this time.

Will contractor conversions to FTE be considered in 2022 while we wait for the deal to close?

•	These decisions will be handled on a case-by-case basis. As always, please stay close to your S&O and FP&A partners, as well as your Staff lead for hiring and conversion decisions.

Are there any changes to our intern program?

•	We have no current plans to change our intern program.

Immigration/Visas

What impact will there be for employees being sponsored through work visas?

•

There is no impact to employer-sponsored visas at this time. When the deal closes, we anticipate that your employing entity will remain the same, and thus there will be no impact to your visa status. If you have questions about your individual immigration status, please contact talentmobility@twitter.com.

Communications

What are we doing to prevent leaks?

•	Employees are held to the standards laid out in our Playbook, which includes communications guidelines.
•	Leaks hurt the company’s ability to communicate in the best way possible.
•	We do our part to investigate how information leaks and handle accordingly.

Why do Twitter employees find out big news like this at the same time as the public?

•	We do our best to share information with all of you as soon as we’re able.
•

In this case, there are laws in place (such as Regulation FD) that require we disclose information to all members of the investment community at the same time. These laws help to ensure investors receive information at the same time. Given employees are also shareholders, we cannot selectively disclose information ahead of other audiences.

Future of Twitter

How will the product be impacted? Will there be any changes to the user experience?

•

Until the transaction closes, it is business as usual for us, including with respect to our products. We are always iterating to make Twitter the best it can be for people on the service. When there are changes, we will be sure to communicate as we always have.

Will our policies around content moderation change?

•

Until the transaction closes, it is business as usual for us, including with respect to our terms of service. As we always do, we will continue evolving and iterating to improve the product and the health of the public conversation during this time.

Is there a hiring freeze?

•	Until the transaction closes, it is business as usual for us, including with respect to our hiring.

Should we be prepared to dial back our work over the next few months, and correspondingly our budgets?

•	Between now and close, we should continue operating Twitter in normal course as a public company.
•	We should always be mindful of our expenses and ensure we’re seeing a corresponding return on investment.

Are our priorities changing as a company, or should we continue working on existing projects? Should we still focus on our current OKRs?

•	We have only just announced the agreement – there is a lot of work to do between now and when it closes.
•	Until the transaction closes, it remains business as usual and we are continuing to operate normally as an independent, publicly-traded company.
•	While the deal is still pending, we must continue to execute and advance our existing strategy.

Protections

How will the closing of the transaction affect employee benefits and compensation?

•	The merger agreement provides special protection for Tweep compensation and benefits for one year following the closing of the transaction.
•	Specifically, the agreement specifically provides that, for one year following the closing of the transaction, the purchasing entity will:
○	Maintain existing base salary and wage rates of continuing Tweeps
○

Provide continuing Tweeps with short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those than existing compensation opportunities, although equity compensation may or may not be granted in the future

○	Provide continuing Tweeps with employee benefits (excluding equity and equity-based awards) that are substantially comparable in the aggregate to existing benefits
○

Provide continuing Tweeps whose employment are terminated during such period with severance payments and benefits that are no less favorable than those applicable to an applicable employee prior to the closing of the transaction

○	Recognize continuing Tweeps’ service to Twitter in determining eligibility, vesting and determination of the level of benefits applicable to such employees following the closing of the transaction

○

Waive requirements for continuing Tweeps to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the acquiring entity’s benefits plans to the extent the employee has made correlating previously credited payments under a Twitter benefit plan

○	Waive waiting periods, preexisting condition exclusions and requirements to show evidence of good health for continuing Tweeps

What will happen to Twitter user data/IP after the deal closes? Will any of our policies regarding data protection, including with regard to employee specific information, be impacted by this announcement?

•	We will continue to treat information with the utmost protection and operate consistent with the laws.

Job security

Is there a possibility for layoffs, now or post-close?

•	There are no plans for layoffs at this time.

Compliance

What regulatory agencies will need to approve the transaction?

•	The transaction is subject to antitrust and other regulatory reviews in a number of jurisdictions around the world.

Do we expect any potential risks as a private social media company from a regulatory standpoint?

•

As a private company, Twitter will still have to comply with any rules and regulations that govern the activities of social media companies. The same risks apply as they do now and if you have any questions, you should consult with the Compliance team.

Additional Information and Where to Find It

Twitter, Inc. (“Twitter”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Twitter (the “Transaction”). Twitter plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Twitter’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 12, 2022. To the extent that holdings of Twitter’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Twitter will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TWITTER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Twitter with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Twitter’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Twitter with the SEC in connection with the Transaction will also be available, free of charge, at Twitter’s investor relations website (https://investor.twitterinc.com) or by writing to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Twitter’s Board of Directors in approving the Transaction; and expectations for Twitter following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Twitter’s assumptions prove incorrect, Twitter’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Twitter’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Twitter’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Twitter files with the SEC, including Twitter’s Annual Report on Form 10-K filed with the SEC on February 16, 2022, which may be obtained on the investor relations section of Twitter’s website (https://investor.twitterinc.com). All forward-looking statements in this communication are based on information available to Twitter as of the date of this communication, and Twitter does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.